NAME OF REGISTRANT:
Franklin Equity Fund
File No. 811-334

EXHIBIT - Item 77M:  Mergers


Pursuant to an Agreement and Plan of
Reorganization between the Registrant
and Templeton American Trust, Inc.
 ("American Trust"), the Registrant
acquired all of the assets American
Trust on April 15, 1999, in exchange
 solely for shares of common stock
of the Registrant and the distribution,
 pursuant to the Agreement and Plan of
Reorganization, of the Registrant's
shares of common stock to the shareholders of American Trust.
wpdoc2\nsar\1999\134-77m - 1999.doc 7/12/99